UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2014

American Metals Recovery and Recycling Inc.

(Exact name of registrant as specified in its charter)

Nevada                                                                                    333-168089

(State or other jurisdiction of incorporation)                                    (Commission File Number)

61 Broadway, 32nd Floor

New York, NY 10006

 (Address of Principal Executive Office)

N/A

(Former name or former address, if changed since last report)

Registrant’s telephone number, including area code: (917) 289-1998

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On October 1, 2014, the Circuit Court of Adair County of the State of Missouri (the “Court”) issued an order (the “Order”) appointing a receiver to keep, preserve and protect the businesses (the “Businesses”) of Perfect Metals USA, LLC and Whispers, LLC, both wholly-owned indirect subsidiaries of American Metals Recovery and Recycling Inc., a Nevada Corporation (the “Company”).  The Court appointed Dr. Jack Magruder (the “Receiver”) to act as the receiver of the Businesses, ordering the parties involved to cooperate with Dr. Magruder, in order to allow him to, among other things, (i) hire employees and a general manager to operate the Businesses; (ii) take charge of the vehicles, tools and all other assets of the Businesses and manage the daily finances of the Businesses; (iii) take control of all bank accounts of the Businesses; (iv) see that the assets and equipment of the Businesses are properly maintained and repaired; and (v) consult with David Janes and with Gordon Muir, as needed.  The Court granted the Receiver all the rights and powers necessary to possess, operate and manage the Businesses until further order of the Court.

The Order was issued by the Court as a result of a dispute arising out of a September 23, 2014 petition for breach of employment agreement, tortious interference with contract, fraud, breach of fiduciary duty, civil conspiracy, declaratory judgment and preliminary and permanent injunctive relief (the “Petition”) filed by David Janes, an affiliate of the Company and a former director and officer of the Company’s subsidiaries, which Petition named as defendants (i) Gordon Muir, the Company’s President, Chief Executive Officer, Chief Financial Officer and sole member of the Company’s Board of Directors; (ii) Traci Muir, Gordon Muir’s spouse; (iii) the Company; (iv) Perfect Metals USA, the Company’s subsidiary; (v) Perfect Metals USA, LLC, the Company’s subsidiary; (vi) Whispers, LLC, the Company’s subsidiary (collectively, the “Defendants”).

The Defendants disputed the claims set forth in the Petition and, on October 15, 2014, filed with the Court an answer denying the claims set forth in the Petition, asserting that all actions taken by the Defendants were done with due authority and justification.  Furthermore, the Defendants (as counterclaimants, the “Counterclaimants”) filed a counterclaim against Mr. Janes and various other parties affiliated with or acting under instruction of Mr. Janes (the “Counterclaim Defendants”) for damages and declaratory judgment arising out of the Counterclaim Defendants’ (i)defalcations, misappropriations and self-dealing; (ii) wrongful removal of property; (iii) wrongful possession and use of property owned by and necessary for operation of the Businesses; (iv) tortious interference with contractual relations and business expectancies; (v) breach of fiduciary duty; (vi) diversion and use of moneys and other assets of the Businesses; and (vii) conspiracy to interfere with the operation of the Businesses and to divert assets and income of the Businesses to promote the interest of the various Counterclaim Defendants.

On October 21, 2014, Dr. Jack Magruder resigned as the Receiver and a new Receiver, Jerry McMain, was appointed by the Court in his place.

As of the date of this filing, there has been no resolution of these proceedings.

Background

On or around September 19, 2014, the Company’s Board of Directors removed Mr. Janes as a director and officer of all of the Company’s direct and indirect subsidiaries (the “Removal”).  In his Petition, Mr. Janes claimed that the Removal was improper and a breach of an employment contract between the Company’s wholly-owned subsidiary and Mr. Janes and tortious interference with Mr. Janes’ employment contract with the Company’s wholly-owned subsidiary.  Mr. Janes seeks, among other things, to deem null and void the Removal. Conversely, the Counterclaimants assert that the Removal was effected for due cause and seek to permanently restrain Mr. Janes and other Counterclaim Defendants from interfering in the Businesses or with the use of the Businesses’ property and assets.

                As previously reported, the Company executed a Share Exchange Agreement on April 7, 2014, the result of which was the issuance of over 90% of the Company’s common stock in exchange for 100% direct ownership of Perfect Metals USA, Inc. and 100% indirect ownership of Perfect Metals USA, LLC and Whispers, LLC.  Mr. Janes claims that Mr. Muir made various representations to Mr. Janes in order to induce him to enter into the Share Exchange Agreement and other agreements related thereto and that such actions were a breach of fiduciary duty owed to Mr. Janes by Mr. Muir.  Mr. Janes seeks, among other things, (i) monetary damages; (ii) equal ownership and control of the Company and its direct and indirect subsidiaries as owned by Mr. Muir; and (iii) appointment and election as President and Director of the Company.  Conversely, the Counterclaimants assert that Mr. Janes acted in a tortious, fraudulent and unlawful manner and seek, among other things, to permanently bar Mr. Janes from holding any ownership interest or from serving as a member, shareholder, manager, employee, officer or director of the Company or any of its direct and indirect subsidiaries.

As previously reported, on August 22, 2014, the Company issued to Mr. Muir and Mrs. Traci Muir 500,000 and 100,000 shares of the Company’s Series a Preferred Stock, respectively.  In addition, after the Removal, Traci Muir was appointed Secretary of the Company’s subsidiaries.  Mr. Janes claims that Mr. Muir and Traci Muir conspired to take control of Perfect Metals USA, LLC and Whispers, LLC.  Mr. Janes seeks, among other things, (i) monetary damages; (ii) to deem null and void Traci Muir’s appointment as Secretary of the Company’s subsidiaries; and (iii) to deem null and void the issuances of the Company’s Series a Preferred Stock to Mr. Muir and Traci Muir.  Conversely, the Counterclaimants deny Mr. Janes’ claims, asserting that the issuances and appointment were effected with due justification and corporate authority.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description
99.1	Order issued by the Circuit Court of Adair County of the State of Missouri dated October 1, 2014
99.2	Order issued by the Circuit Court of Adair County of the State of Missouri dated October 21, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Metals Recovery and Recycling Inc.

/s/ Gordon Muir

Gordon Muir

Chief Executive Officer

Date: November 19, 2014